Exhibit 10

                        AMENDMENTS TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                        ---------------------------------
                         (Effective as of July 8, 1998)


The first sentence of paragraph (c) of Section 4 is amended to read as follows:

     "Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in the AIC Plan or the RPM Plan, and who are actively employed by the Company in salary grade 11 or above or the equivalent at the time a salary deferral election is made are eligible to defer payment of from 1% to 50% of base salary in 1% increments, provided that the Compensation and Option Committee has determined that base salary deferrals may be made for the employment period covered by such deferral."

Paragraph (d) of Section 4 is amended to read as follows:

     "(d) Deferrals of Incentive Compensation. Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in the AIC Plan or the RPM Plan, and who are actively employed by the Company at the time an election is made to defer payment of an award payable under the 1990 Plan or other incentive compensation plan are eligible to defer payment of from 1% to 100%, in 1% increments, of such award net of applicable taxes, but not less than $1,000 or the equivalent value determined at the time of the deferral, provided that (i) the Compensation and Option Committee has determined that deferrals may be made for such awards and (ii) such employees are actively employed by the Company at the time of the election to defer."

The first sentence of paragraph (f) of Section 4 is amended to read as follows:

     "Notwithstanding anything contained in the Plan to the contrary, subject to any limitations determined under paragraph (a) or paragraph (e) of this
     Section 4, U. S. Employees who receive an award payable only in cash under the AIC Plan or the RPM Plan are eligible to defer payment under the Plan from 1% to 100%, in 1% increments, of such amount net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in salary grade 11 or above or the equivalent at the time of the election to defer."

The following new paragraph (g) is added to Section 4:

     "(g) Deferral of New Hire Payments. Notwithstanding anything contained in the Plan to the contrary, subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, newly hired U.S. employees who are eligible to participate in the AIC Plan or the RPM Plan, and who received an employment offer from the Company that included a new hire payment in cash are eligible to defer payment from 1% to 100%, in 1% increments, of such new hire payment net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in salary grade 11 or above or the equivalent at the time the new hire payment would otherwise be payable in the absence of such deferral."